Exhibit 99.1
Contact:
Joseph S. Podolski
President & CEO
(281) 719-3447
ZONAGEN REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS
And Provides Update On Clinical Trial Programs And Androxal Related Patents
     THE WOODLANDS, TX, July 29, 2005 — Zonagen, Inc. (Nasdaq:ZONA; PCX:ZONA) today reported financial results for the three-month and six-month periods ended June 30, 2005 and provided an update on its clinical development efforts for Proellex™ (formerly called Progenta) and Androxal™, and the patent proceeding related to its Androxal product candidate.
     “We continue to make progress toward our goal of initiating three clinical trials by year end 2005 which include a U.S. Phase III trial of Androxal for male testosterone deficiency, a U.S. efficacy trial of Proellex for uterine fibroids and a European Phase II trial of Proellex for endometriosis,” said Joseph Podolski, President and CEO of Zonagen, Inc. He continued, “We anticipate initial study data from these three trials in mid-year 2006.”
     Zonagen is in the process of preparing a Special Protocol Assessment (“SPA”) to submit to the FDA regarding our proposed U.S. Phase III clinical study of Androxal. In order to begin this clinical study by year end 2005, three-month data from two animal studies, in different species, must be submitted to the FDA and approval from the FDA to begin the study must first be obtained. The Company also hopes to receive approval of the SPA related to this trial. The Company is currently conducting a six-month dog study and a nine-month rat study and has used some of the animals in each study, known as peel-offs, for three-month data. The three-month dosing peel-off portion was completed in July 2005, and that data is being analyzed for submission to the FDA.
     In May 2005 the Company held a pre-IND meeting with the FDA regarding the next clinical study to be conducted in the U.S. using Proellex for the treatment of uterine fibroids. The Company believes that the meeting with the FDA constructively identified the requirements that must be completed before the Company can file an IND and begin a clinical study by year end 2005. The Company is addressing these requirements which include three-month safety data from two animal studies, in different species and the FDA’s review of the data from the prior European Phase Ib study. The appropriate end points for the proposed clinical trial were also discussed with the FDA.
     “One of the largest challenges ahead of any biopharmaceutical company is not only making significant clinical development progress with its product candidates but also conveying that progress accurately and effectively to our shareholders,” said Joseph Podolski. He continued, “During the second quarter, we hired an investor relations firm to assist us in getting our message out to the public and in setting up meetings with existing and potential investors.”
-more-

     Financial Results
     Total revenues and other income for the three-month period ended June 30, 2005 increased to $173,000 as compared with $75,000 for the same period in the prior year and increased to $285,000 for the six-month period ended June 30, 2005 as compared to $200,000 for the same period in the prior year. The primary increase in revenues is due to an increase in interest rate yields and an increase in cash reserves which the Company received from its public offering in February 2005 offset by a reduction in SBIR grant revenue which is due to its anticipated conclusion and is essentially depleted.
     Research and development (“R&D”) expenses include contracted research, regulatory affairs activities and preclinical and clinical study development expenses. R&D expenses increased 167% to $1.4 million for the three-month period ended June 30, 2005 as compared to $508,000 for the same period in the prior year and increased 163% to $2.6 million for the six-month period ended June 30, 2005 as compared to $985,000 for the same period in the prior year. The increase in R&D expenses for the three-month period ended June 30, 2005 as compared to the same period in the prior year is primarily due to an increase of $440,000 and $480,000 related to the Company’s clinical development programs for Proellex and Androxal, respectively, partially offset by a decrease of $52,000 in costs associated with the Company’s SBIR grant funded R&D. The increase in R&D expenses for the six-month period ended June 30, 2005 as compared to the same period in the prior year is primarily due to an increase of $939,000 and $772,000 related to the Company’s clinical development programs for Proellex and Androxal, respectively, partially offset by a decrease of $112,000 in costs associated with the Company’s SBIR grant funded R&D.
     General and administrative expenses increased 58% to $465,000 for the three-month period ended June 30, 2005 as compared to $294,000 for the same period in the prior year and increased 23% to $896,000 for the six-month period ended June 30, 2005 as compared to $728,000 for the same period in the prior year. Expenses for the first quarter 2005 were $431,000 as compared to $465,000 for the second quarter. The increase in expenses for the three-month period ended June 30, 2005 as compared to the same period in the prior year are primarily due to an increase in costs associated with increased investor relations activities, legal and accounting services and non-cash stock option compensation expense. The increase in expenses for the six-month period ended June 30, 2005 is primarily due to an increase in costs associated with strategic administrative costs, increased investor relations activities, legal and accounting services and non-cash stock option compensation expenses partially offset by a decrease in directors’ and officers’ insurance.
     Net loss for the three-month period ended June 30, 2005 was ($1.6) million or ($0.16) per share as compared to a net loss of ($727,000) or ($0.15) per share for the same period in the prior year. Net loss for the six-month period ended June 30, 2005 was ($3.2) million or ($0.35) per share as compared to a net loss of ($1.5) million or ($0.29) per share for the same period in the prior year. The increase in loss per share for the three-month and six-month periods ended June 30, 2005 was primarily due to an increase in clinical research activities relating to the Company’s two products, Proellex and Androxal.
     The Company had cash, cash equivalents and marketable securities of approximately $21.1 million at June 30, 2005 as compared to $5.5 million at December 31, 2004 and had 10,079,601 shares of common stock outstanding on June 30, 2005.
-more-

     Androxal Related Patents
     In its prior filings with the SEC, the Company has described its request to the U.S. Patent and Trademark Office (“PTO”) for re-examination of a third party’s patent related to the use of an anti-estrogen for use in the treatment of androgen deficiency and disorders related thereto. The third party has since amended the claims in the reexamination proceedings, which may lead to the PTO finding that the claims are patentable in view of the publications under consideration. We believe that the amended claims are invalid based on, among other things, additional prior publications not yet considered by the PTO. We intend to seek further reexamination of the other party’s patent in light of a number of these publications. There is no assurance that the third party’s patent ultimately will be reversed.
     Zonagen, Inc. is engaged in the development of pharmaceutical products that address diseases and conditions associated with the treatment of hormonal and reproductive system disorders.
     A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the internet by accessing www.zonagen.com.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex™, uncertainty relating to Zonagen’s patent portfolio and such other risks which are identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004. The Form 10-K is available at the Company’s web site at www.zonagen.com, at the SEC’s web site at www.sec.gov or is available by request made to Zonagen’s Corporate Secretary. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-more-

ZONAGEN, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income
Research and development grants	$—	$53	$4	$117
Interest income	173	22	281	48
Other Income	—	—	—	35

Total revenues	173	75	285	200

Expenses
Research and development	1,355	508	2,590	985
General and administrative	465	294	896	728

Total expenses	1,820	802	3,486	1,713

Net loss	$(1,647)	$(727)	$(3,201)	$(1,513)

Net loss per share — basic and diluted	$(0.16)	$(0.15)	$(0.35)	$(0.29)

Shares used in loss per share calculation:
Basic	10,080	4,993	9,208	5,242
Diluted	10,080	4,993	9,208	5,242
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(Unaudited)
Cash and cash equivalents	$2,358	$736
Marketable securities	18,764	4,800
Other currents assets	222	34
Fixed assets (net)	22	18
Other assets	485	1,018

Total assets	$21,851	$6,606

Accounts payable and accrued expenses	$730	$614
Stockholders’ equity	21,121	5,992

Total liabilities and stockholders’ equity	$21,851	$6,606